Exhibit 99.1

CONTACTS:

Elixir Gaming

Traci Mangini

SVP, Corporate Finance

312/867-0848

ELIXIR GAMING TECHNOLOGIES TO BUILD AND OPERATE CASINO HOTEL
ON CAMBODIA VIETNAM BORDER

- The Project, Dreamworld Casino and Resort, Provides Incremental Long-Term Growth Strategy to the Company’s Gaming Business Model -

Hong Kong – May 27, 2010 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced it has been granted a casino license by the Cambodian government and plans to build and operate its own casino hotel in the Takeo Province near the Vietnam border. The project, which is named Dreamworld Casino and Resort (“Dreamworld”), represents an important incremental leg of the Company’s long-term growth strategy.

Dreamworld will include a casino and hotel on over seven acres (30,000 square meters) of land.   The total consideration for the land is $1.76 million, of which a deposit of $850,000 has been paid to secure the land.  The remaining balance of the consideration for the land is payable upon completion of the transfer of the title of the land by the relevant authorities in Cambodia, after which the Company assumes effective control of the land.  This is expected to take place in early August 2010.

Strategically located within three hours drive of several major cities in Southern Vietnam with a total estimated population of approximately 17 million people and approximately 125 miles (200 kilometers) south of the capital city of Phnom Penh, Dreamworld’s primary market will be the mass market players from Southern Vietnam.  Dreamworld will also cater to players with dual passports in the greater Phnom Penh region, as local Cambodians are prohibited from gambling in their country.  In addition to being located on National Highway No. 2, the highly-trafficked road that connects Phnom Penh and the major cities in Southern Vietnam, the property is positioned near a duty free trading zone that houses a large shopping facility and is within 30 minutes of a famous temple in Vietnam that attracts over one million visitors annually.

The initial plans for Dreamworld include 150 electronic gaming machine seats and 20 table games housed on approximately 54,000 square feet (5,000 square meters) of casino floor space and 50 hotel rooms, all of which is expected to be completed in the fourth quarter of 2011.  The Company intends to develop additional phases of the project dependant on demand and the availability of capital.

- more –

Capital expenditures for the initial phase, including the land and construction costs, are estimated to be approximately $8 to $10 million.  Based on the Company’s estimated project timeline, projected cash flows, and the deferral of principal repayments until July 2011 on its unsecured promissory note due to Elixir Group, Elixir Gaming anticipates funding these plans from cash on hand and projected cash flow from operations.

Clarence Chung, Chairman and Chief Executive Officer of Elixir Gaming, commented, “In an effort to better capitalize on the growth opportunities that exist in our target markets and enhance long-term returns, we have developed a two-pronged approach to our growth strategy for our gaming operations as the provider of gaming machines on a participation basis and as a casino owner and operator in emerging markets in Pan Asia.

“The owner and operator approach allows us the potential for higher long-term incremental returns on our operations given the ability to collect 100% of the net win compared to 20-25% as per our existing participation contracts.  In addition, this extension of our gaming operations provides us the ability to leverage our established presence and goodwill in this market and increases our long-term control of our operations.

“As a border casino, Dreamworld will be strategically positioned to capitalize on the attractive Southern Vietnam and greater Phnom Penh feeder markets.  We intend to leverage our marketing expertise to make Dreamworld a destination location for the mass market players in the area.”

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, with a strategic presence and focus on the Cambodia and Philippines markets. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Elixir Gaming also holds a casino license in Cambodia and will build and operate Dreamworld Casino and Resort, a casino hotel in the Takeo Province near the Vietnam border.  Phase one of Dreamworld Casino and Resort is expected to be completed in the fourth quarter of 2011.   For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability, the project schedule for its Dreamworld Casino and Resort and Elixir Gaming’s ability to fund the Dreamworld project.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to the costs incurred by Elixir Gaming in defending shareholder litigation and the outcome of any judgment or settlement with respect to such litigation, Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net-win, Elixir Gaming’s ability to successfully execute its plans to build and operate a casino hotel, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010 and subsequently filed quarterly reports on Form 10-Q.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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